FOR IMMEDIATE RELEASE                                           CONTACT:
---------------------                                           -------

                                                         James E. Blacketer, CEO
                                                         (405) 848-1581


               ATOMIC BURRITO ANNOUNCES ACQUISITION OF CALIFORNIA
                                INTERNET COMPANY


Oklahoma  City,  Oklahoma........March  30,  2000.......(NASDAQ:  ATOM)...Atomic
Burrito, Inc. ("Atomic Burrito") announced today that it had executed a letter of intent to acquire Unhatched.com, Inc. ("Unhatched"), a privately held California company whose primary business activity involves the use of internet domain names, websites and various related solutions offered to traditional public companies.

The acquisition provides for Unhatched to receive 1.5 million shares of Atomic Burrito common stock as well as warrants to acquire an additional 3.0 million shares at exercise prices ranging from $2.50 to $7.50 per share. Unhatched could also earn additional shares based upon a formula requiring achievement of certain standards, including revenue generation, increasing equity capital in Atomic Burrito, and per share market price requirements.

Completion of the proposed acquisition requires approval of the boards of directors of both companies and the approval of Atomic Burrito shareholders, and it is expected that the transaction will close by July 1, 2000.

Unhatched, based in Irvine, California and its two wholly-owned subsidiary companies currently own more than 2,500 registered domain names in addition to more than 20 fully developed websites. The company specializes in incubating internet solutions which transform traditional "bricks and mortar" businesses into 21st century e-commerce companies.

Unhatched Chairman Darrel Uselton commented "We at Unhatched are pleased with the opportunity to be part of an exciting, growth industry and look forward to being involved with the expansion of a great new restaurant concept. In addition, we believe our innovative approach to technology will allow us to become a major force in the transformation of traditional business."

Uselton, who also serves as Chairman of The National Capital Companies ("National") (OTCBB: NBOI), a financial services and investment banking organization, noted that National expected to immediately begin raising capital for the combined companies. "We believe the future is bright for Unhatched and Atomic Burrito with the new company poised for explosive growth. We intend to work together to enhance the value of this company for all of our shareholders."

Atomic Burrito President James E. Blacketer added: "We're very excited about the future of our combined companies with this acquisition. Unhatched has unlimited potential and brings a great deal of technological expertise to the table. We believe this marriage of our two organizations will put Atomic Burrito in the middle of a growing industry and will enhance our existing business base with additional capital for expansion."

Atomic Burrito owns and operates a chain of six "Fresh-Mex" quick service restaurants in Oklahoma, Texas, Kansas and Washington. The company also owns and operates two country and western nightclubs under the name "InCahoots" in St. Louis and in Wichita.